Exhibit 99.B(p)(15)

Code of Ethics

Policy Original Effective Date: January 2, 2018

Policy Revision Date: March 1, 2024

TABLE OF CONTENTS

I.	Introduction and Background		3
II.	Definitions		5
III.	Personal Securities Trading Policies		11
	A.	Introduction/Purpose	11
	B.	Applicability and Scope	11
	C.	Policy Details/Discussion	11
	D.	Additional Requirements	14
	1.	Monitored Personal Trading Activity	14
	2.	Exceptions to Reporting Requirements	14
	3.	Managed Accounts	15
	4.	Personal Securities Trading Reporting	15
	5.	Updating the Company’s Personal Trading System	16
	6.	Approved Broker-Dealers	16
	7.	Account Statements	17
	8.	Proprietary Funds	17
	9.	Preclearing Trades in the Personal Securities Trading System	17
	10.	Profit Disgorgement on Short-Term Trading	19
	11.	Prohibition of Short-Selling Securities	19
IV.	Code Violations		19
V.	Recordkeeping		20
VI.	Confidentiality		20

Appendices

Appendix A – Proprietary Fund List			21
Appendix B – Approved Brokers List			22
Appendix C – Pre-clearance and Reporting Requirements			23
Supplement 1 – Option Trading Pre-clearance Summary			25

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I.            Introduction and Background

(Definitions of Terms not otherwise defined can be found in Section II.)

This Code of Ethics (the “Code”) has been adopted by CenterSquare Investment Management LLC, a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and its subsidiary entities (collectively referred to herein as, the “Company”, the “Firm”, or “CenterSquare”. The primary purpose of the Code is to provide rules for Supervised Persons with respect to adherence to certain standards of conduct along with abiding by policies regarding personal securities transactions.

Rule 204A-1 (the “Rule”) under the Advisers Act, as amended, requires investment advisers to adopt a code of ethics. The Rule requires an investment adviser’s code of ethics to set forth standards of conduct and requires Supervised Persons to comply with applicable federal securities laws. The code of ethics must address personal trading, including the reporting of personal securities holdings and transactions and the pre-approval of certain transactions and investments. This Code was adopted to adhere to the Rule. As a sub-adviser to one or more Investment Companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”), the Code also adheres to Rule 17j-1 under the 1940 Act.

The Code applies to all Supervised Persons of CenterSquare. In addition, the Rule requires any Supervised Person that is also an Access Person of the Company to report, and the Firm to review, their personal securities transactions and holdings periodically. Refer to Section III for personal security trading policies.

Importance of Compliance

CenterSquare provides investment advisory services for its clients’ investments in private real estate and private real estate debt investments and publicly traded real estate securities. CenterSquare’s clients are primarily institutional pension plans. Investment vehicles advised or sub-advised by CenterSquare include separate accounts, private commingled funds, registered investment companies, and other pooled investment vehicles including foreign funds and bank collective funds.

CenterSquare has a fiduciary duty to each and every one of its clients. The policy of CenterSquare is to treat its clients fairly and equitably, including to protect the interests of its clients and to place their interests first and foremost at all times. The Company’s fiduciary duty includes providing to clients and potential clients full and fair disclosure of all relevant facts and any potential or actual conflicts of interest. Each Supervised Person has a responsibility to act in a manner consistent with this duty.

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Every Supervised Person must focus on the interests of the clients first and bring to the attention of CenterSquare's Compliance Team (“CenterSquare Compliance”) any matter that appears to them to compromise the interest of any client. The email address to reach the CenterSquare Compliance is compliance@centersquare.com. It is the responsibility of all Supervised Persons to understand fully and comply with the Code and the policies of CenterSquare and to seek guidance whenever necessary.

Regulatory Background

The investment management industry is closely regulated under the provisions of the federal securities laws including, but not limited to, the Advisers Act and the 1940 Act, and by the regulations and interpretations of the SEC under those statutes. Transactions in securities are also governed by the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as well as by state laws. The rules of conduct set forth in this Code are based in large part on rules of law and legal concepts developed under the federal securities laws and foreign securities regulations that affect subsidiary entities. These legal concepts do not remain static, and further developments of the law in these areas may be expected. They were developed in an effort to self-regulate and preserve investors’ confidence that their interests are placed ahead of our own personal trading activities. Supervised Persons of the Company should conduct business to avoid not only any violation of law, but also any appearance of violation or grounds for criticism.

Oversight of Code

CenterSquare Compliance shall provide this Code, as well as any amendments, to each Supervised Person, and each Supervised Person shall be required to provide written acknowledgement of receipt thereof and also confirm its understanding of its contents on no less than an annual basis.

The Chief Compliance Officer (“CCO”) has the authority to exempt any Supervised Person or any personal securities transaction of a Supervised Person from any and all provisions of this Code if the CCO determines that such exemption would not contravene (i) any interests of a client or (ii) any of the provisions of Rule 204A-1 or other applicable law. CenterSquare Compliance will document any exceptions or exemptions granted to this Code with a description of the reasoning behind the exception or exemption.

CenterSquare Compliance will seek to ensure that CenterSquare’s Form ADV (i) describes the Code in Item 11 of Part 2A and (ii) offers to provide a copy of the Code to any client or prospective client upon request.

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II.            Definitions

The following represent terms and related definitions that are used in this Code.

Access Persons

An Access Person means any Supervised Person of the Company who (1) has access to non-public information regarding the purchase or sale of securities for clients, or non-public information regarding the portfolio holdings of any Proprietary Fund, or (2) is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public. All Employees of CenterSquare are designated as an Access Person. The CCO may designate other non-employee Supervised Persons as Access Persons.

Automatic Investment Plan

A program in which regular periodic purchases (withdrawals) are made automatically to/from investment accounts in accordance with a predetermined schedule and allocation. Examples include: Dividend Reinvestment Plans (DRIPS), payroll deductions, bank account drafts or deposits, automatic mutual fund investments/withdrawals (PIPS/SWIPS), and asset allocation accounts.

Beneficial Ownership

Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

Covered Securities

Covered Securities means any security as defined in section 2(a)(36) of the 1940 Act, except:

(i) Direct obligations of the Government of the United States;

(ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and

(iii) Shares issued by registered open-end funds that are not exchange traded funds and not a Proprietary Fund.

Direct Ownership

Direct ownership means Employee is named on the security or account.

Employee

An individual employed by CenterSquare. This includes all full-time and part-time Employees in all CenterSquare locations.

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Exempt Securities

All securities require reporting unless expressly exempt by this Code. The below securities are exempt from reporting.

•	Cash and cash-like securities (e.g., bankers acceptances, bank CDs and time deposits, money market funds, commercial paper, repurchase agreements);
•	Cryptocurrency not held in a brokerage account;
•	Direct obligations of the United States;
•	High-quality, short-term debt instruments having a maturity of less than 366 days at issuance and rated in one of the two highest rating categories by a nationally recognized statistical rating organization or which is unrated but of comparable quality;
•	Securities issued by open-end investment companies (i.e., mutual funds and variable annuities) that are not exchange traded funds and not a Proprietary Fund;
•	Securities in non-Company 401(k) plans (e.g., spouse’s plan, previous employer’s plan, etc.) unless the non-Company 401(k) plan contains a self-directed account in which reportable securities can be traded;
•	Interests in qualified tuition programs (“529 Plans”), except to the extent the qualified tuition programs hold Proprietary Funds;
•	Fixed annuities;
•	Variable annuities that invest in funds which are not Proprietary Funds;
•	Securities held in approved non-discretionary Managed Accounts (i.e., the Employee has given total investment discretion to an investment manager and retains no ability to influence specific trades); and
•	Stock held in a bona fide Employee benefit plan of an organization not affiliated with CenterSquare on behalf of an employee of that organization, who is a member of an Employee’s immediate family. For example, if an Employee’s spouse works for an organization unrelated to CenterSquare, the Employee is not required to report for transactions that his/her spouse makes in the unrelated organization’s company stock so long as they are part of an employee benefit plan. This exemption does not apply to any plan that allows the Employee to buy and sell securities other than those of their employer. Such situations would subject the account to all requirements of this Code.

Exchange Traded Fund (“ETF”)

A type of exchange-traded investment product that must register with the SEC under the 1940 Act as either an open-end investment company or a unit investment trust. Like mutual funds, ETFs offer investors a way to pool their money in a fund that makes investments in stocks, bonds, or other assets and, in return, to receive an interest in that investment pool. Unlike mutual funds, however, ETF shares are traded on a national stock exchange and at market prices that may or may not be the same as the net asset value (“NAV”) of shares, that is, the value of the ETF’s assets, minus its liabilities divided by the number of shares outstanding.

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Front Running

The purchase or sale of securities for an Employee’s own, or the Company’s accounts on the basis of Employee’s knowledge of the Company’s or Company’s clients trading positions or plans.

Index Fund

An Investment Company or managed portfolio (including indexed accounts and model-driven accounts) that contain securities in proportions designed to replicate the performance of an independently maintained, broad-based index or that is based not on investment discretion but on computer models using prescribed objective criteria to replicate such an independently maintained index.

Indirect Ownership

Generally, an Employee is the indirect owner of securities if the Employee is named as power of attorney on the account or, through any contract, arrangement, understanding, relationship, or otherwise, the Employee has the opportunity, directly or indirectly, to share at any time in any profit derived from a transaction in them (a “pecuniary interest”). Common indirect ownership situations include, but are not limited to:

•	Securities held by members of an Employee’s immediate family by blood, marriage, adoption, or otherwise, who share the same household with the Employee.
•	“Immediate family” includes an Employee’s spouse, domestic partner, children (including stepchildren, foster children, sons-in-law and daughters-in-law), grandchildren, parents (including step-parents, mothers-in-law and fathers-in-law), grandparents, and siblings (including brothers-in-law, sisters-in-law and stepbrothers and stepsisters).
•	Partnership interests in a general partnership or a general partner in a limited partnership. Passive limited partners are not deemed to be owners of partnership securities absent unusual circumstances, such as influence over investment decisions.
•	Corporate shareholders who have or share investment control over a corporation’s investment portfolio.
•	Trusts in which the parties to the trust have both a pecuniary interest and investment control.
•	Derivative securities – An Employee is the indirect owner of any security for which the Employee has the right to acquire through the exercise or conversion of any option, warrant, convertible security or other derivative security, whether or not presently exercisable.
•	Securities held in investment clubs.

Initial Public Offering (“IPO”)

The first offering of a company's securities to the public.

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Investment Clubs

Organizations whose members make joint decisions on which securities to buy or sell. The securities are generally held in the name of the investment club. Prior to participating in an investment club, all Employees are required to obtain written permission from the CCO. Employees who receive permission to participate in an investment club are subject to the requirements of this policy.

Investment Company

A company that is registered under the 1940 Act as an open-end investment company, a closed-end investment company or unit investment trust and that issues securities that represents an undivided interest in the net assets held by the company. Mutual funds, including Money Market Funds, are open-end investment companies that issue and sell redeemable securities representing an undivided interest in the net assets of the company.

Money Market Fund

An Investment Company that invests in short-term debt instruments where its portfolio is valued at amortized cost so as to seek to maintain a stable net asset value (typically, of $1 per share).

Managed Account

An account in which the Employee has a beneficial interest but no direct or indirect control over the investment decision-making process. It may be exempted from preclearance and reporting procedures only if the CCO is satisfied that the account is truly non-discretionary (i.e., the Employee has given total investment discretion to an investment manager and retains no ability to influence specific trades).

Option

A security which gives the investor the right, but not the obligation, to buy or sell a specific security at a specified price within a specified timeframe. For purposes of compliance with this policy, an Employee who buys/sells an option is deemed to have purchased/sold the underlying security when the option was purchased/sold. Four combinations are possible as follows:

Call Options

•	If an Employee buys a call option, the Employee is considered to have purchased the underlying security on the date the option was purchased.
•	If an Employee sells a call option, the Employee is considered to have sold the underlying security on the date the option was sold (for covered call writing, the sale of an out-of-the-money option is not considered for purposes of the 30-day trading prohibition).

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Put Options

•	If an Employee buys a put option, the Employee is considered to have sold the underlying security on the date the option was purchased.
•	If an Employee sells a put option, the Employee is considered to have bought the underlying security on the date the option was sold.

Personal Trading Accounts

Personal Trading Accounts include discretionary accounts with Direct or Indirect Ownership and includes accounts that have the capability of holding Reportable Securities, whether or not the account currently holds Reportable Securities.

Personal Trading Restricted Securities List

Access Persons are prohibited from holding securities in discretionary accounts that are part of CenterSquare’s universe of investable public securities. Securities that are held, or may be held, by client accounts are reported in this list and serves to prohibit Access Persons from preclearance of restricted securities.

Private Placement

An offering of securities that is exempt from registration under various laws and rules, such as the Securities Act in the United States and the Listing Rules in the United Kingdom. Such offerings are exempt from registration because they do not constitute a public offering. Private placements can include limited partnerships, certain cooperative investments in real estate, commingled investment vehicles such as hedge funds, and investments in privately held and family-owned businesses. For the purpose of this policy, time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements.

Proprietary Fund(s)

An Investment Company or commingled fund for which CenterSquare serves as a sub-adviser. Refer to Appendix A for a list of Proprietary Funds.

Reportable Securities

Any security, including Covered Securities, unless expressly exempt (see definition of Exempt Securities). Securities include any investment that represents an ownership stake or debt stake in a company, partnership, governmental unit, business or other enterprise. It includes stocks, bonds, notes, evidences of indebtedness, certificates of participation in any profit-sharing agreement, units in collective investment undertakings, collateral trust certificates and certificates of deposit. It also includes security-based derivatives and swaps and many types of puts, calls, straddles and Options on any security or group of securities; fractional undivided interests in oil, gas, or other mineral rights; and investment contracts, variable life insurance policies and variable annuities whose cash values or benefits are tied to the performance of an investment account. Reportable securities also include Proprietary Funds and Exchange Traded Funds.

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Scalping

The purchase or sale of securities for clients for the purpose of affecting the value of a security owned or to be acquired by the Employee or the Company.

Self-Directed Accounts

An account established as part of CenterSquare’s 401(k) plan or non-Company 401(k) plan that offers Employees or an Employee’s immediate family member the opportunity to build and manage their own investment portfolio through the purchase and sale of a broad variety of Investment Company Funds including Exchange Traded Funds, Index Funds, Proprietary Funds, non-Proprietary Funds, and other reportable securities.

Short Sell

The sale of a security that is not owned by the seller at the time of the trade.

Spread Betting

A type of speculation that involves taking a bet on the price movement of a security. A spread betting company quotes two prices, the bid and offer price (also, called the spread), and investors bet whether the price of the underlying security will be lower than the bid or higher than the offer. The investor does not own the underlying security in spread betting, they simply speculate on the price movement of the stock.

Supervised Person(s)

Supervised Persons is defined as any officer or director (or other person occupying a similar status or performing similar functions), or Employee, or other person who provides investment advice on behalf of CenterSquare and is subject to the supervision and control of CenterSquare.

The CenterSquare Compliance Monitored List

The CenterSquare Compliance Monitored List is a list of publicly traded companies that are restricted by CenterSquare Compliance for client trading for various reasons. Such reasons may include, but are not limited to, a company about which CenterSquare personnel have acquired material non-public information (“MNPI”) or a position where CenterSquare may have a securities filing obligation.

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III.           Personal Securities Trading Policies

A. Introduction/Purpose

CenterSquare's Access Persons are subject to certain laws and/or regulations governing the personal trading of securities/financial instruments (collectively referred to as “securities” throughout this policy) including the securities laws of various jurisdictions pursuant to Rule 204A-1 under the Advisers Act, and Rule 17j-1 under the 1940 Act. In order to ensure that all Access Persons’ personal investments are free from conflicts of interest and are in full compliance with the laws and regulations of all jurisdictions in which the Company does business, the Firm has established limitations on personal trading. This section describes the requirements and restrictions related to personal securities transactions.

B. Applicability and Scope

Each Access Person as designated by the CCO agrees to be bound by these personal securities trading policies.

C. Policy Details/Discussion

1. Compliance with this Policy

Employees must read and understand this policy and comply with the spirit and the strict letter of its provisions. Failure to comply may result in the imposition of serious sanctions, which may include, but are not limited to, the disgorgement of profits, cancellation of trades, selling of positions, suspension of personal trading privileges, dismissal, and referral to law enforcement or regulatory agencies.

The provisions of the policy have worldwide applicability and cover trading in any part of the world, subject to the provisions of any controlling local law. To the extent any particular portion of the policy is inconsistent with, or in particular less restrictive than such laws, Employees must consult with CenterSquare Compliance.

To report a known or suspected violation of this policy, immediately contact CenterSquare Compliance.

2. CenterSquare Personal Trading Restricted Securities List

As a risk mitigant, Access Persons are prohibited from holding securities in discretionary accounts that are part of CenterSquare’s universe of investable public securities. Securities that are held, or may be held, by client accounts are recorded in CenterSquare’s Personal Trading Restricted Securities List and serves to prohibit Access Persons from preclearance of restricted securities. Any exceptions to this requirement are subject to written approval by the CCO.

3. General Requirements

The following general requirements apply to all Employees of the Company. In addition to the below standards of conduct, Access Persons must also comply with the additional requirements as described in the next section of this policy (See Additional Requirements).

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a) Fiduciary Duty

The Company and its Employees owe a fiduciary duty to every client. Among the duties that an Employee owes a client when acting as a fiduciary on their behalf is not to engage in personal securities transactions that may be deemed to take inappropriate advantage of his/her position in relation to that client. Employees must be mindful of this obligation, use their best efforts to honor it, and report promptly to CenterSquare Compliance any Employee that fails to meet this obligation.

b) Protecting Material Non-public Information and Compliance with Securities Laws

Employees, in carrying out job their responsibilities, must, at a minimum, comply with all applicable legal requirements and securities laws. Employees may receive information about the Company, its clients, or other parties that for various reasons must be treated as confidential. With respect to these parties, Employees are not permitted to divulge to anyone (except as may be permitted in accordance with approved procedures) current portfolio positions (different rules will determine what is deemed to be “current”), current or anticipated portfolio transactions, or programs or studies of the Company or any client. Employees must comply with measures in place to preserve the confidentiality of information.

c) Prohibitions Against Insider Trading

Employees and the members of their household are prohibited from engaging in, or helping others engage in, insider trading. Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

•	trading while in possession of material, non-public information;
•	communicating (“tipping”) such information to others;
•	recommending the purchase or sale of securities on the basis of such information; or
•	providing substantial assistance to someone who is engaged in any of the above activities.

This means that Employees and members of their household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material non-public information about the issuer or security. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities.

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Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation that can affect the business of a company in which a client may invest. Information is considered non-public until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

Unlawful disclosure/tipping laws may apply to any person who passes along MNPI upon which a trade or order is based. Employees who possess MNPI about an issuer of securities (whether that issuer is the Company, another company, a client or supplier, any fund or other issuer) must not trade in that issuer’s securities, either for their own accounts or for any account over which they exercise investment discretion.

Employees who possess MNPI about an issuer of securities must not induce another person to engage in insider trading or trade where the person using the recommendation or inducement knows or ought to know that it is based upon MNPI.

Refer to CenterSquare’s Securities Firewall Policy for guidance in determining when information is material and/or nonpublic and how to handle such information.

d) Trading in Securities

Employees must be sensitive to any impropriety in connection with their personal securities transactions in securities of any issuer, including those owned indirectly (see Indirect Ownership in Section II of this Code, Definitions). In addition, Employees are prohibited from Front Running and Scalping.

e) Spread Betting

Taking bets on securities pricing to reflect market movements activities as a mechanism for avoiding the preclearance restrictions on personal securities trading arising under the provisions of this policy is prohibited. Such transactions themselves constitute transactions in securities for the purposes of the policy and are subject to all of the provisions applicable to other non-exempted transactions.

f) Initial Public Offerings

Employees are prohibited from acquiring securities in a Personal Trading Account through an allocation by the underwriter of an initial public offering (IPO). Any questions as to whether a particular offering constitutes an IPO should be directed to Compliance before submitting an indication of interest to purchase the security.

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g) Private Placements

•	Acquisition – Employees are prohibited from acquiring any security in a Private Placement unless the Employee obtains prior written approval from CenterSquare Compliance. In order to receive approval, Employees must complete and submit a Private Placement Form, which can be found in ComplianceAlpha.
•	Subsequent Actions – Subsequent subscriptions to the same private placement do not require preclearance unless they are material in size. If an Employee is unsure whether an additional subscription requires preclearance, please consult with CenterSquare Compliance.
•	CenterSquare Sponsored Investments – No pre-clearance is required for investments in CenterSquare (or affiliate) sponsored or managed private placements. Employees will periodically confirm such investments when requested by CenterSquare Compliance.

D. Additional Requirements

In addition to the General Requirements described above, Access Persons are also subject to the following requirements:

1. Monitored Personal Trading Activity

In order to ensure compliance with securities laws and to avoid even the appearance of a conflict of interest, CenterSquare Compliance monitors the personal trading activities of Access Persons, that maintain Personal Trading Accounts, via an automated personal securities trading system called ComplianceAlpha. Personal Trading Accounts include discretionary accounts with Direct or Indirect Ownership and includes accounts that have the capability of holding Reportable Securities, whether or not the account currently holds Reportable Securities. CenterSquare Compliance will grant Access Persons secure access to the system so that they can fulfill their personal securities trading reporting requirements as described below.

2. Exceptions to Reporting Requirements

No Access Person is required to submit:

(i)	any report with respect to covered securities held in a personal account over which the Employee “had no direct or indirect influence or control” (e.g., a blind trust). SEC staff guidance addressing such accounts states that the SEC staff believes that the fact that an employee provides a trustee with management authority over a trust for which he or she is grantor or beneficiary, or provides a third-party manager discretionary investment authority over his or her personal account, by itself, is insufficient for an adviser to reasonably believe that the employee had no direct or indirect influence or control over the trust or account for purposes of relying on the reporting exception; or

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(ii)	a transaction report with respect to transactions effected pursuant to an Automatic Investment Plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).

3. Managed Accounts

Access Persons may open and maintain Managed Accounts with any broker including non-approved brokers. The requirements listed under this Additional Requirements section do not apply to Managed Accounts. Generally, a Managed Account is an account in which the Employee has a beneficial interest but no direct or indirect control over the investment decision-making process. It may be exempted from preclearance and reporting procedures only if CenterSquare Compliance is satisfied that the account is truly non-discretionary (i.e., the Employee has given total investment discretion to an investment manager and retains no ability to influence specific trades).

Access Persons are required to submit their discretionary investment management agreement, their Managed Account broker name and account numbers, and if deemed necessary by CenterSquare Compliance, the Access Persons and broker must provide an attestation that the account is truly discretionary. Access Persons are also required to complete an annual certification regarding Managed Accounts. Managed Accounts must also be disclosed by the Employee in ComplianceAlpha. In addition, Access Persons are required to provide copies of statements to CenterSquare Compliance when requested.

4. Personal Securities Trading Reporting

a) Initial and Annual Reporting (Holdings Reports and Attestation)

Within ten (10) days after a person is classified by CenterSquare Compliance as an Access Person, and annually thereafter, such person shall submit to CenterSquare Compliance a completed Initial Holdings Report. The report is completed within the personal securities trading system, ComplianceAlpha. Each holdings report must contain, at a minimum, (a) the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number and number of shares of each Reportable Security in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Covered Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report. The Initial Holdings Report, which includes an initial broker account template and required for current broker statements, must be current as of a date no more than forty- five (45) days prior to the date the person is classified as an Access Person. The Annual Holdings Report, which is included at the same time as the fourth quarter personal trading certification, shall be submitted prior to thirty (30) days after the end of the most recent completed calendar year end and must reflect actual holdings as of the end of the most recent completed calendar year. All Access Persons must also complete an Initial and Quarterly Attestations in ComplianceAlpha.

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b) Quarterly Reporting (Transaction Reports)

Each Access Person shall complete quarterly transaction reporting by completing certifications in ComplianceAlpha showing all transactions in Reportable Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the calendar quarter in which any Reportable Securities were held for the direct or indirect beneficial interest of the Access Person. Such reports shall be filed no later than thirty (30) days after the end of each calendar quarter.

5. Updating the Company’s Personal Trading System

a) New Accounts

Access Persons are responsible for notifying CenterSquare Compliance of new accounts by submitting the New Account Form available within ComplianceAlpha’s Forms Library. This requirement applies to both Direct and Indirect Ownership Personal Trading Accounts.

b) Gifts and Inheritances

Access Persons who give or receive a gift of Reportable Securities (excluding Exempt Securities) or receive an inheritance that includes Reportable Securities (excluding Exempt Securities) must report the activity in the Company’s personal securities trading system within ten (10) calendar days. The report must disclose the name of the person receiving or giving the gift or inheritance, date of the transaction, and name of the broker through which the transaction was effected (if applicable). A gift of Reportable Securities must be one where the donor does not receive anything of monetary value in return.

6. Approved Broker-Dealers

All U.S.-based Access Persons must maintain any Direct or Indirect Ownership Personal Trading Accounts that may hold Reportable Securities at specific broker-dealers that have been approved by the Company. These approved broker-dealers will provide electronic feeds that will automatically update Reportable Securities. Refer to Appendix B for a list of Company Approved Brokers. Access Persons living outside the U.S. are not subject to this requirement, and accordingly are required to upload quarterly broker statements into ComplianceAlpha. Annual broker statements are considered acceptable for Personal Trading Accounts which only hold or are established to hold one security (i.e. single security holdings in Computershare account). Any other exceptions to this requirement must be approved, in writing, by the CCO.

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7. Account Statements

U.S.-based Access Persons who receive an exception to the approved broker-dealer requirement or who are in the process of moving their Personal Trading Account(s) to an approved broker-dealer must either submit quarterly statements directly to CenterSquare Compliance or upload them to ComplianceAlpha. Non-U.S.-based Access Persons are required to submit their quarterly account statements (unless another frequency is approved by the CCO) to CenterSquare Compliance or upload them to ComplianceAlpha. This requirement applies to both Direct and Indirect Ownership accounts and includes any account that has the capability of holding Reportable Securities (excluding Exempt Securities) regardless of what the account is currently holding.

For Reportable Securities held outside of a Personal Trading Account (such as those held directly with an issuer or maintained in paper certificate form), Access Persons must comply with the Company’s request to confirm such transactions and holdings, which is generally performed annually.

8. Proprietary Funds

Access Persons are required to report (and preclear transactions) in the personal securities trading system any Proprietary Funds held in brokerage accounts or held directly with the mutual fund company. Refer to Appendix A for a list of Proprietary Funds.

Proprietary Funds may also be available to Access Persons within CenterSquare’s company 401(k) plan. Please note the following when investing in Proprietary Funds within the Company’s 401(k):

•	Regular contributions via elections are NOT considered purchases, and therefore, do not require preclearance;
•	Rebalancing into or out of a Proprietary Fund IS considered a purchase or sale. Preclearance is required when rebalancing into or out of Proprietary Funds; and
•	Since CenterSquare’s 401(k) is not linked to the personal securities trading system, transaction activity of Proprietary Funds is manually updated by CenterSquare Compliance on a quarterly basis. No action is required by the Access Person outside of preclearing purchases and sales as detailed above.

9. Preclearing Trades in the Personal Securities Trading System

Access Persons are required to receive preclearance approval in the Company’s personal securities trading system prior to executing trades in all Reportable Securities (excluding Exempt Securities). Access Persons must also preclear trades in Proprietary Funds. See below for more details regarding trade preclearance requirements.

Trade Preclearance Requirements:

Access Persons are required to preclear trades as noted above.

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General Preclearance Requirements:

a) Obtain Preclearance Prior to Initiating a Transaction

In order to trade Reportable Securities, Access Persons are required to submit a preclearance request in the Company’s personal securities trading system and receive notice that the preclearance request was approved prior to placing a security trade. Unless expressly exempt (see exemptions below), all securities transactions are covered by this preclearance requirement. Although preclearance approval does not obligate an Employee to place a trade, preclearance should not be made for transactions the Employee does not intend to make. Employees may not discuss the response to a preclearance request with anyone (excluding any account co-owners or indirect owners).

b) Execute Trade Within Preclearance Window (Preclearance Expiration)

Preclearance authorization will expire at the end of the second business day after it is received. The day authorization is granted is considered the first business day. See example below.

Example:

An Access Person requests and receives trade preclearance approval on Monday at 3 PM EST. The preclearance authorization is valid until the close of business on Tuesday.

Note of Caution:

Employees who place “limit,” “stop-loss,” “good-until-cancelled,” or “standing buy/sell” orders are cautioned that transactions receiving preclearance authorization must be executed before the preclearance expires. At the end of the preclearance authorization period, any unexecuted order must be canceled. A new preclearance authorization may be requested; however, if the request is denied, the trade order with the broker-dealer must be canceled immediately.

c) Exemptions from the Requirement to Preclear1

Preclearance is not required for the following security transactions:

•	Exempt Securities as defined in the Definitions in Section II of this Code.
•	Non-Proprietary exchange traded funds (ETFs) but are required to be reported (30-day hold period still applies to these transactions)
•	Non-financial commodities (e.g., agricultural futures, metals, oil, gas, etc.), currency, and financial futures (excluding stock and narrow-based stock index futures).

1 Additional Securities may be exempted from the pre-clearance requirement if, in the opinion of the CCO, no conflict of interest could arise from personal trades in such Security.

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•	Involuntary on the part of an Employee (such as stock dividends or sales of fractional shares); however, sales initiated by brokers to satisfy margin calls are not considered involuntary and must be precleared.
•	Transactions pursuant to the exercise of rights (purchases or sales) issued by an issuer pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuer.
•	Sales effected pursuant to a bona fide tender offer.
•	Transactions pursuant to an Automatic Investment Plan.
•	Cryptocurrency

10. Profit Disgorgement on Short-Term Trading (Thirty-Day Holding Period)

Any profits recognized from purchasing then selling or selling then purchasing the same or equivalent (derivative) Reportable Securities within any thirty (30) calendar day period must be disgorged. For purposes of disgorgement, profit recognition is based upon the difference between the most recent purchase and sale prices for the most recent transactions. Accordingly, profit recognition for disgorgement purposes may differ from the capital gains calculations for tax purposes. The disposition of any disgorged profits will be at the discretion of the Company, and the Employee will be responsible for any tax and related costs.

11. Prohibition of Short-Selling Securities

Employees may not engage in any short sale of securities in their Personal Trading Accounts.

IV.            Code Violations

Violations of any aspect of this Code require immediate reporting to CenterSquare Compliance. The CCO holds discretionary authority to revoke personal trading privileges for personal trading violations, including multiple violations of policy.

In the event an infraction has occurred, the CCO or member of CenterSquare Compliance will contact the Supervised Person and, in the event of a repeat violation, will contact their direct supervisor to discuss the infraction and any necessary corrective and/or disciplinary action to be taken. The severity of the disciplinary action taken will be determined by a variety of factors, including the nature of the infraction and the Supervised Person’s history of compliance with the policies and procedures set forth in the Compliance Manual (including the Code of Ethics). Disciplinary action may include (but is not limited to) any combination of the following: email communication from the CCO or CenterSquare Compliance to the Supervised Person regarding the infraction; additional mandatory training sessions (which will focus on the compliance policies and procedures relevant to the infraction); temporary suspension of personal trading activities (if relevant to the infraction); profit disgorgement of personal trades (if relevant to the infraction); and written notice to members of Senior Management regarding the Supervised Person’s infraction and any corrective action taken.

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Violations of or non-compliance with any provision of the Compliance Manual may subject the Firm and its Supervised Persons to regulatory actions and other consequences and may result in disciplinary action against the Supervised Person, up to and including termination of employment.

V.            Recordkeeping

CenterSquare Compliance will keep in an easily accessible place for at least five (5) years copies of this Code, all trade confirmations, account statements, periodic statements and reports of Supervised Persons, copies of all preclearance forms, certifications and other information relating to Managed Accounts, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code.

CenterSquare will maintain a list of all Supervised Persons/Access Persons of CenterSquare currently and for the last five (5) years.

All trade confirmations, account statements and/or periodic statements of Supervised Persons may be kept electronically in a computer database and/or compliance reporting system.

VI.            Confidentiality

All reports of personal securities transactions and any other information filed pursuant to this Code will be treated as confidential to the extent permitted by law.

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Appendix A

Proprietary Funds List

Full Legal Name of Public Fund	Ticker Symbol	Security Identifier Type (ISIN or CUSIP or SEDOL) CUSIP= 9 Characters, ISIN= 12 Characters, SEDOL= 7 Characters
Asset Management One Co. Ltd US Preferred REIT Fund (Dynamic Hedge)	4731414C	JP90C000B7H9
Asset Management One Co. Ltd US Preferred REIT Fund (Hedged)	4731514C	JP90C000B7J5
Asset Management One Co. Ltd US Preferred REIT Fund (Non-Hedged)	4731614C	JP90C000B7K3
Nomura Global REIT Premium Currency Select Monthly Dividend	01312124 JP
Nomura Global REIT Premium Currency Select Semi-Annual Dividend	01314124 JP
Nomura Global REIT Premium JPY Monthly Dividend	01311124 JP
Nomura Global REIT Premium JPY Semi-Annual Dividend	01313124 JP
Cromwell CenterSquare Real Estate Fund Class I	MRASX	00170J698
Cromwell CenterSquare Real Estate Fund Class N	MRESX	00170J748
Cromwell CenterSquare Real Estate Fund Class Z	MREZX	00170J680
State Street Real Estate Securities V.I.S Fund (formerly GE Investments Real Estate Securities Fund)	SSRSX	361972607
OFP GE European Fund
Apollo Diversified Real Estate Fund Class A	GIREX	39822J102
Apollo Diversified Real Estate Fund Class C	GCREX	39822J201
Apollo Diversified Real Estate Fund Class I	GRIFX	39822J300
Apollo Diversified Real Estate Fund Class L	GLREX	39822J409
SEI Institutional Managed Trust - Real Estate Fund Class F	SETAX	783925472
SEI Institutional Managed Trust - Real Estate Fund Class I	SEIRX	783925373
SEI Institutional Managed Trust - Real Estate Fund Class Y	SREYX	78413L878
BNY Mellon Developed Markets Real Estate Securities Fund Class A	DRLAX	05588F816
BNY Mellon Developed Markets Real Estate Securities Fund Class C	DGBCX	05588F824
BNY Mellon Developed Markets Real Estate Securities Fund Class I	DRLIX	05588F832
Columbia Funds Variable Series Trust II - CTIVP - CenterSquare Real Estate Fund
CF GLOBAL REAL ESTATE SECURITIES FUND
EB GLOBAL REAL ESTATE FUND
EB U.S. REAL ESTATE SECURITIES FUND
PineBridge US REIT Mother Fund Code
VA US REIT Mother Fund 1

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Appendix B

Approved Brokers List

1. Charles Schwab

2. E-Trade

3. Fidelity

4. Goldman Sachs

5. Interactive Brokers

6. Janney Montgomery Scott

7. JP Morgan

8. Merrill Lynch

9. Morgan Stanley

10. Raymond James

11. UBS AG

12. Vanguard

13. Wells Fargo Advisors

Note: The Approved Broker List is subject to change as CenterSquare Compliance may determine a need to add or remove approved brokers to meet regulatory requirements.

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Appendix C

Security Type	Pre-Clearance Required	Subject to Reporting Requirements

Equities/Stocks	Yes	Yes
Corporate, U.S. (Government) Agency and Municipal Bonds and Notes	Yes	Yes
U.S. Government Obligations and Debt	No	No
Exchange-Traded Funds (ETFs)	No	Yes
Options and Futures on any Reportable Security, ETF or on any group or (broad-based) index of securities	Yes – See Supplement 1	Yes – See Supplement 1
Futures on U.S. Government Obligations	No	Yes
Certain Futures on Currencies and Commodities	No	Yes
Private Investments, certain Loans and	Yes	Yes
Secondary Commercial and Residential Property
Unit Investment Trusts (UITs)	Yes	Yes
Unit Investment Trusts (UITs) investing exclusively in open-end mutual funds.	No	No
Closed-end Mutual Funds (regardless of whether advised or sub-advised by CenterSquare or an affiliate)	Yes	Yes
Open-end Mutual Funds	No	No
Open-end Mutual Funds advised or sub-advised by CenterSquare or an affiliate (Proprietary Funds)	Yes	Yes
Money Market Funds	No	No
Indirect investments in Cryptocurrencies*	Yes	Yes
Direct investments in Cryptocurrencies	No	No
Miscellaneous: Treasury Stock; Debenture; Evidence of Indebtedness; Investment Contract; Voting Trust Certificate; Certificate of Deposit for a Security; Limited Partnerships; Certificate of Interest or Participation in any Profit-Sharing Agreement; Collateral-RIC Certificate; Fractional Undivided interest in Oil, Gas or other Mineral Right; Pre-Organizational Certificate or Subscription; Transferable Shares	Yes	Yes
Bankers Acceptances; Bank Certificates of Deposit; Commercial Paper; High-Quality Short-Term Debt Instruments, including Repurchase Agreements	No	No

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Security Type	Pre-Clearance Required	Subject to Reporting Requirements
Special Transaction Type**
Initial Public Offerings (IPOs)	Prohibited	Prohibited
Private Placements	Yes	Yes
CenterSquare Sponsored Investments	No	Yes
Automatic Dividend Reinvestments	No***	Yes
Non-Automatic Dividend Reinvestments	Yes	Yes
Automatic Investment Plan	No***	No***
Tender offer transactions**	No	Yes
Acquisition of securities by gift or inheritance	No	Yes
Sale of securities acquired by gift or inheritance****	Yes	Yes
CenterSquare membership interests	No	No
CenterSquare 401K (Non-automatic transactions or rebalancing in Proprietary Funds)	Yes	Yes
Purchases arising from the exercise of rights issued by an issuer pro rata to all holders of a class of its securities,	No	Yes
as long as you acquired these rights from the issuer, and sales of such rights so acquired.
Transactions which are non-volitional on your part, including sales from a margin account due to a bona fide margin call.	No	Yes
Transactions effected for any account over which you have no direct or	No	No
indirect influence or control.
Acquisition through corporate actions or actions applicable to all holders of the same class of securities.	No	Yes

* Cryptocurrency-related entities deriving a substantial amount of revenue therefrom, or private investments, ETFs and investment trusts investing directly and primarily in cryptocurrencies.

**You will be required to provide additional supporting documentation to the extent the information is not available on your brokerage statements.

***Any transaction that overrides the pre-set schedule of the automatic investments plan must be pre-cleared and reported. Annual Holdings report must represent updated holdings resulting from any automatic investment plans.

****Pre-clearance is required to the extent that it is for a security type listed above under ‘Pre-Clearance required’.

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Supplement 1

Buying a Call Option	Pre-Clearance Required
Entering into Transaction
Buy to Open	Yes
Closing Transaction
Sell to Close	Yes
Let it Expire	No
Exercise (i.e. buy underlying) and Hold	Yes
Exercise (i.e. buy underlying) and Immediately Sell	Yes for each trade (prohibited because of 30-day holding period)

Writing/Selling a Call Option	Pre-Clearance Required
Entering into Transaction
Write/Sell Option	Yes
Closing Transaction
Expires	No
Exercised (if own underlying)	No
Exercised (if naked/do not own underlying – i.e. buy security to deliver)	Yes
Buy same Call Option	Yes

Buying a Put Option	Pre-Clearance Required
Entering into Transaction
Buy to Open	Yes
Closing Transaction
Sell to Close	Yes
Let it Expire	No
Exercise (if own underlying - i.e. sell underlying)	Yes
Exercise (if do not own underlying - i.e. buy underlying first)	Yes for each trade (prohibited because of 30-day holding period)

Writing/Selling a Put Option	Pre-Clearance Required
Entering into Transaction
Write/Sell Option	Yes
Closing Transaction
Expires	No
Exercised (i.e. buy underlying)	No

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